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SEC 2069
(11-01)        POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTIONS OF
Previous       INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESP0ND
versions       UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER
obsolete

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                                                       OMB APPROVAL
United States                                          OMB Number: 3235-0167
SECURITIES AND EXCHANGE COMMISSION                     Expires: October 31, 2004
Washington, D.C. 20549 Form 15                         Estimated average burden
                                                       hours per response...1.50


         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
  SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSIONS OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


Commission File Number 0-27556
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YouthStream Media Networks, Inc. filing on behalf of Network Event Theater, Inc.
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             (Exact name of registrant as specified in its charter)


                  28 West 23rd Street, 6th Floor, NY, NY 10010
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                  Common Stock
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)


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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   [ ]     Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(1)(ii)  [ ]     Rule 12h-3(b)(2)(i)  [ ]
          Rule 12g-4(a)(2)(i)   [ ]     Rule 12h-3(b)(2)(ii) [ ]
          Rule 12g-4(a)(2)(ii)  [ ]     Rule 15d-6           [x]
          Rule 12h-3(b)(1)(i)   [ ]

     Approximate number of holders of record as of the certification or notice date: One
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     Pursuant to the requirements of the Securities Exchange Act of 1934
YouthStream Media Networks, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: 11/21/01                       By:  /s/ THEA WINARSKY
                                         -----------------------------------
                                         Senior Vice President & General Counsel


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the


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Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.